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                                   EXHIBIT 3.4

     Certificate of Amendment dated June 5, 1993, of Amended and Restated Certificate of Incorporation



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                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 MATRITECH, INC.


         Matritech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation, at a meeting held on February 2, 1995, duly adopted the following resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:

         RESOLVED:     That the following proposed amendment and restatement
                       of the first paragraph of Article FOURTH of the Corporation's Amended and Restated Certificate of
                       Incorporation increasing the number of shares of the Corporation's Common Stock authorized for issuance from 20,000,000 shares to 40,000,000 shares be recommended to the stockholders of the Corporation for approval at the next Annual Meeting of Stockholders as being advisable and in the best interests of the Corporation:

                       "FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 44,000,000 shares, consisting of 40,000,000 shares of Common Stock with a par value of $.01 per share (the "Common Stock") and 4,000,000 shares of Preferred Stock with a par value of $1.00 per share (the "Preferred Stock")."

         SECOND: That the stockholders of the Corporation duly approved such amendment at the Annual Meeting of Stockholders held on June 2, 1995 in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware and with Article 1, Section 1.2, of the Amended and Restated By-Laws of the Corporation.

         THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and with Article NINTH, Section 9 and Article TENTH of the Corporation's Amended and Restated Certificate of Incorporation.
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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Stephen D. Chubb, Chairman and Chief Executive Officer, and attested to by Rufus C. King, Assistant Secretary, this 2nd day of June, 1995.


                                      MATRITECH, INC.


                                      By:  /s/ Stephen D. Chubb
                                           -------------------------------------
                                           Stephen D. Chubb
                                           Chairman and Chief Executive Officer

ATTEST:


/s/ Rufus C. King
---------------------------------
Rufus C. King
Assistant Secretary